Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of ZeroFox Holdings, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Date: August 12, 2022

/s/ James C. Foster
James C. Foster

Wolf Acquisitions, L.P.

By:	/s/ James C. Foster
Name:	James C. Foster
Title:	Managing Member